EXHIBIT 99.1

Contacts:

Lea Ann McNabb	Willa McManmon	Jim Dugan
Trimble	Trimble	Caterpillar
Media	Investors	Media
408-481-7808	408-481-6914	309-494-4100
leaann_mcnabb@trimble.com	willa_mcmanmon@trimble.com	dugan_jim@cat.com

Caterpillar and Trimble Form New Joint Venture to Improve Customer Productivity
and Lower Costs on the Construction Site

New Business will Develop Software for Fleet Management and Connected Worksite Solutions

PEORIA, Ill. and SUNNYVALE, Calif., Oct. 5, 2008—The world's leading earthmoving equipment manufacturer, Caterpillar Inc. (NYSE: CAT) and Trimble (Nasdaq: TRMB), the leading innovator in developing technology for mobile and work applications, announced today the creation of a new joint venture company and a new distribution agreement. The new company, VirtualSite Solutions, will integrate the deep expertise of both parent companies in the areas of product design and software development to transform the way contractors manage their businesses. The joint venture will create information rich worksites allowing customers to more efficiently and safely manage their equipment fleets, reduce operating costs and improve productivity in the area of fuel consumption, maintenance, worksite productivity and fleet logistics.

"Caterpillar products already feature a high level of advanced technology, which enhances customer productivity and sustains our environment," said Gwenne Henricks, Caterpillar vice president with responsibility for the Electronics & Connected Worksite Division. "With an increasing need to improve customer job site productivity, reduce fuel consumption and maintenance costs while maximizing equipment health and utilization, there has never been a better time to integrate machine monitoring with site management to create a market-leading connected worksite for our customers," Henricks added.

The joint venture will be located in Westminster, Colorado, home of Trimble's Engineering and Construction product development and marketing organization. An office will also be established in Peoria, Illinois, where the joint venture staff will work closely with Caterpillar's Electronics & Connected Worksite Division, which has enterprise responsibility for product-related hardware and software technology and Caterpillar's global electronics strategy. The joint venture will initially focus on applications for road construction, paving, heavy construction and quarry/aggregates worksites.

Additionally, a new distribution channel will be established to bring these technologies to customers and other users. The new dealer distribution channel will be branded SITECH, and it will be the outlet for products and services for the aftermarket. Trimble will have primary responsibility for managing the SITECH dealer relationship.

'These new relationships will accelerate the introduction of solutions that will enable contractors to better manage the worksite and all the machines in their fleet," said Bryn Fosburgh, Trimble vice president with responsibility for Trimble's Connected Site. "The continued convergence of positioning, wireless and information technologies on the worksite create a data rich environment that provides maintenance, production and site-related intelligence to allow organizations to make decisions in real time."

Caterpillar dealers will continue to be the channel for technologies integrated into new Caterpillar machines while forming strategic relationship with SITECH dealers to provide total site solutions for customers.

The new joint venture will build upon the already successful relationship between Caterpillar and Trimble, which includes another joint venture—Caterpillar Trimble Control Technologies (CTCT), that was created in 2002 to develop machine control products such as Caterpillar's AccuGrade® system and the Trimble® Grade Control System product lines, both proven, versatile and rugged grade control systems.

About Caterpillar

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2007 sales and revenues of $44.958 billion, Caterpillar is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at  www.cat.com.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location -- including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has a worldwide presence with more than 3,600 employees in over 18 countries.

SAFE HARBOR

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, and actual events and results may differ materially from those described in this press release. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the joint venture to integrate the expertise of Caterpillar and Trimble and create information rich worksites; the joint venture's ability to develop and provide market-leading connected worksites and compelling solutions; customer adoption and acceptance of the joint venture's solutions; the timing surrounding launch and availability of solutions; the ability to successfully establish and manage the new SITECH distribution channel; changes in economic conditions, including the impact of continuing uncertainty in the financial markets and resulting adverse effects on the construction industry and economy in general. More information about potential factors which could affect the businesses and financial results of Caterpillar and Trimble is set forth in Caterpillar's Form 10-Q filed with SEC on August 1, 2008 and in Trimble's quarterly reports on Form 10-Q and annual report on Form 10-K, respectively. All forward-looking statements are based on information available to Caterpillar and Trimble as of the date hereof, and Caterpillar and Trimble assume no obligation to update such statements.